Exhibit 99.1

Milacron Announces Terms
of Privately Placed Notes

CINCINNATI, OHIO, May 13, 2004...Milacron Inc. (NYSE: MZ) today announced the pricing of a private placement of $225 million in 11-1/2% Senior Secured Notes due 2011. The notes are to be issued at 97.673% of principal amount, effectively yielding 12%. The company expects that the proceeds of the private placement will be placed into escrow on May 26.

The notes will be issued by Milacron Escrow Corporation, a newly formed, wholly owned, direct subsidiary of Milacron Inc., created solely to issue the notes and to merge with and into Milacron Inc., which will become the successor obligor of the notes following the merger.

The conditions to release of the proceeds of the notes from escrow to Milacron include, among others, the merger of Milacron Escrow Corporation into Milacron Inc., the effectiveness of a new asset based credit facility, the termination of Milacron's existing credit facilities, the execution and delivery of subsidiary guarantees and security documents with respect to the notes, the closing of a tender offer for Milacron Capital Holdings B.V.'s outstanding EUR 115 million 7-5/8% Guaranteed Bonds due 2005 and the issuance of a new series of Milacron's convertible preferred stock in exchange for Milacron's outstanding $70 million in Series B Notes and 15 million shares of common stock held by Glencore Finance AG and Mizuho International plc. If the conditions to release of the proceeds from escrow are satisfied, Milacron intends to use the proceeds of the offering to repay or otherwise retire indebtedness, including a $75 million term loan under its existing credit facilities and the EUR 115 million 7-5/8% Guaranteed Bonds due 2005, and to pay transaction costs.

The notes offered in the private offering discussed in this press release have been offered to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933. The notes have not been registered under the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or a solicitation to buy any securities.

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in the company's most recent Form 10-Q on file with the Securities and Exchange Commission.

First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids, with 3,500 employees and major manufacturing facilities in North America, Europe and Asia. For further information, visit www.milacron.com or call the toll-free investor line: 800-909-MILA (800-909-6452).